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                                                                     EXHIBIT 5

                 [LETTERHEAD OF EPSTEIN BECKER & GREEN, P.C.]




                                              March 27, 2001




Coventry Health Care, Inc.
6705 Rockledge Drive, Suite 900
Bethesda, Maryland 20817

Ladies and Gentlemen:

        We have acted as counsel to Coventry Health Care, Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") relating to the Coventry Health Care, Inc. 1998 Stock Incentive Plan (the "Plan") covering 2,000,000 shares of the Company's authorized and issued shares of common stock, $.01 par value (the "Shares").

        As such counsel, we have examined original copies, or copies certified to our satisfaction, of the corporate records of the Company, agreements and other instruments, certificates of public officials and such other documents as we deemed necessary as a basis for the opinion hereinafter set forth.

        On the basis of the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                   Very truly yours,

                                                   EPSTEIN BECKER & GREEN, P.C.



                                                    By:   /s/ SIDNEY TODRES
                                                          --------------------
                                                          Sidney Todres, Esq.